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                                                                   EXHIBIT 10.17

October 14, 2004

Jon S. Saltzman
420 S. York Road
Hatboro, PA 19040

Dear Jon:

Reference is made to Executive Employment Agreement dated as of October 14, 2004 (the "Agreement") between you, Penn-America Group, Inc., its insurance subsidiaries and United America Indemnity, Ltd. (such entities, the "Company"). Capitalized terms not otherwise defined herein shall have the same meaning as their counterparts in the Agreement.

If the Company terminates Executive's employment on or before the first anniversary date of the Closing, and if it shall be determined that as a result of such termination that any amount or benefit paid or distributed to the Executive pursuant to the Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive in connection with the merger contemplated by the Agreement and Plan of Merger ("Merger Agreement"), dated as of the date hereof, by and among United National Group, Ltd., Cheltenham Acquisition Corp., U.N. Holdings II, Inc. (collectively, "UNGL") and the Company (collectively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and would thereby subject the Executive to the tax (the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), then the Company will reimburse the Executive in an amount equal to the "Tax Gross-Up Amount" (as defined in the next sentence). The Tax Gross-Up Amount means an amount equal to the sum of the Excise Tax, any other similar federal tax and the amount of any other additional federal, state and/or local tax, including but not limited to any additional income tax, arising as a result of any payment pursuant to this letter, which sum may be due and payable by the Executive or withheld by the Company (collectively, the "Total Taxes") so that the Executive receives actual payments or benefits, after payment or withholding, in an amount no less than that which would have been received by him if no obligation for Total Taxes had arisen.

In addition to the foregoing, all of the reasonable fees and expenses of any accounting firm or other firm selected by the Company in performing the determinations and valuations referred to in the preceding paragraph shall be borne solely by the Company. The Company shall control all proceedings relating to any contest of any alleged Excise Tax. Executive shall promptly return to the Company a refund of any amount previously advanced by the Company as part of the Tax Gross-up Amount.

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Jon S. Saltzman
October 14, 2004
Page 2

You agree at all times, both during and after your employment, to cooperate fully with the Company in connection with any inquiries or proceedings regarding matters relating to the obligations described in this letter, including any payments or benefits provided to you under the Agreement, and you agree further to coordinate your positions and responses in advance with the Company so as to eliminate or minimize to the maximum degree possible any basis for the Covered Payments.

Please indicate your acceptance to the terms above by signing below.

Sincerely,

PENN-AMERICA GROUP, INC.

/s/ Joseph F. Morris
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Joseph F. Morris
Sr. Vice President, CFO & Treasurer

AGREED AND ACCEPTED:

/s/ Jon Saltzman                            10/14/04
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Jon Saltzman                                Date